Exhibit 99.1

Contact:	Tim Wesley at (412) 825-1543

Wabtec Signs Definitive Agreement To Acquire Becorit GmbH,

A Leading European Rail Equipment Manufacturer

WILMERDING, Pa., November 28, 2006 — Wabtec Corporation (NYSE: WAB) has signed a definitive agreement to acquire Becorit GmbH, a leading manufacturer of technology-based friction products for the European railway industry, for approximately $50 million in cash. Based in Germany, Becorit has annual sales of approximately $30 million. Wabtec expects the transaction to close by early December and to be accretive immediately.

“With its international scope, aftermarket presence and advanced friction technologies, Becorit is a strong strategic fit for Wabtec,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “In addition, Becorit complements our existing presence in the European railway industry and provides a platform for growth in other industrial markets.”

Founded in 1926, Becorit manufactures a variety of brake shoes, pads and friction linings for passenger transit cars, freight cars and locomotives, including high-speed applications. Becorit, which is currently owned by U.K.-based BBA Aviation plc, also makes friction products for industrial markets such as mining and wind power generation. The company’s geographic markets include Germany, Austria, Switzerland, Belgium, France and the U.K.

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services, including locomotive and freight car fleet maintenance.

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